Exhibit 99.1

NewsRelease

LYDALL NAMES NEW CHIEF FINANCIAL OFFICER

MANCHESTER, CT – November 2, 2009 — Lydall, Inc. (NYSE: LDL) today announced that Erika H. Turner has been appointed Vice President, Chief Financial Officer and Treasurer of the Company effective as of November 4, 2009. Ms. Turner succeeds to the positions previously held by Thomas P. Smith, who will resign from those positions effective as of November 3, 2009.

Before joining Lydall, Ms. Turner was employed as Chief Financial Officer of Superior Industries International, Inc., a company engaged in the design and manufacture of aluminum road wheels for sale to original equipment manufacturers. Prior to joining Superior, Turner was Chief Financial Officer/VP Finance since 2004 at Monogram Systems, Carson, California, a leading supplier of cabin systems and equipment to the global aerospace industry.

Commenting on Ms. Turner’s appointment, Dale G. Barnhart, President and Chief Executive Officer of the Company, said: “We are delighted to have Erika join Lydall’s executive leadership team. She brings a strong track record of global financial management in highly competitive businesses, and she has a proven ability to drive financial performance improvements in multiple business environments. She is an outstanding leader who brings the right balance of business strategy and financial best practices.”

Regarding Mr. Smith’s departure, Mr. Barnhart stated: “Tom has made significant contributions to Lydall while he served as CFO. Under his leadership and collaboration with Lydall’s Audit Review Committee, Lydall established processes and controls to provide a high level of financial reporting and transparency. We are extremely fortunate that Tom will continue to work with Lydall to facilitate a seamless transition.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, The Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets. In 2008, Lydall, Inc. had sales of $306 million and currently employs about 1,200 people worldwide. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

For further information:

Mona G. Estey

Vice President, Human Resources

860-646-1233

www.lydall.com

Email: investor@lydall.com